Exhibit 99.1

Feihe International, Inc. Reports

Fourth Quarter and Full Year 2012 Financial Results

BEIJING, March 27, 2013– Feihe International, Inc. (NYSE:ADY; “Feihe International,” the “Company,” “we,” “us” and “our”) one of the leading producers and distributions of premium infant formula, milk power and soybean, rice and walnut products in China, today announced financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Financial Highlights:

●	Sales increased 14.2% to $75.5 million in 4Q 2012 from $66.1 million in 3Q 2012.
➢	Sales from branded milk powder products were $65.5 million in 4Q 2012 vs. $60.3 million in 4Q 2011 and $62.7 million in 3Q 2012.
➢	Sales of other products including packed milk were $4.7 million in 4Q 2012 vs. $3.3 million in 3Q 2012.
●	Gross profit increased $2.3 million, or 7.4%, to $33.2 million in 4Q 2012 from $30.9 million in 4Q 2011.
●	Gross margin was 44.0% in 4Q 2012 vs. 35.5% in 4Q 2011.

Mr. Liu Hua, the Company’s Vice Chairman and Chief Financial Officer, stated,”We are very pleased with our financial results for the fourth quarter of 2012, especially the sales of branded milk powder. Sales of branded milk powder increased $5.2 million, or 8.6%, to $65.5 million in the fourth quarter of 2012 from $60.3 million in the fourth quarter of 2011. This increase reflects our continued growth in higher margin branded products. Sales of our Feifan premium products increased $2.2 million from $39.7 million of the third quarter of 2012 to $41.9 million, or 55.5% of total sales, in the fourth quarter in 2012. Sales of our AstroBaby premium products were $4.0 million in the fourth quarter of 2012, up $1.0 million from $3.0 million in the third quarter of 2012. Our sales of Super Feifan increased $3.0 million from $4.9 million of the third quarter in 2012 to $7.9 million of the fourth quarter in 2012. Our sales of branded milk powder continue to increase quarter over quarter and we are confident that it will continue to grow in the future.”

The Company’s revenue was $75.5 million in the fourth quarter of 2012, an increase of approximately $9.4 million, or 14.2%, from $66.1 million in the third quarter of 2012. This increase was primarily attributable to an increase in sales of infant milk powder, a high margin product for the Company. Sales of branded milk powder were $65.5 million, or 86.8% of total sales, in the fourth quarter of 2012, compared to $60.3 million, or 69.3% of total sales, in the fourth quarter of 2011.

Gross profit was $33.2 million in the fourth quarter of 2012, up $2.3 million, or 7.4%, from $30.9 million in the fourth quarter of 2011. Gross margin for the fourth quarter of 2012 was 44.0%, compared to 35.5% in the fourth quarter of 2011. This increase was primarily attributable to an increase in sales of branded milk powder, a high gross profit product, and an increase in packed milk, a new product with higher margins.

Sales and marketing expenses were$32.2 million in the fourth quarter of 2012, up $7.2 million from $25.0 million in the fourth quarter of 2011. This increase was primarily due to an increase in advertisement and promotional fees and the salary of salespersons. General and administrative expenses were $6.8 million in the fourth quarter of 2012, a decrease of $2.9 million from $9.7 million of general and administrative expenses in the fourth quarter in 2011. The decrease was primarily due to a decrease in professional service expenses and salary.

We had a loss from operations of $1.8 million in the fourth quarter of 2012, a decrease of $2.0 million from our operating loss of $3.8 million in the fourth quarter of 2011. The reduction of operating loss in the fourth quarter of 2012 was primarily attributable to increased sales and other operating income, offset by an increase of marketing expenses. In connection with its fiftieth anniversary, the Company conducted several sales promotion activities and advertisement campaigns during the fourth quarter of 2012.

In the fourth quarter of 2012, the Company had other income of $1.5 million, compared to other income of $0.7 million in the fourth quarter of 2011. The increase was primarily due to government subsidies.

Net loss attributable to the Company was $0.4 million in the fourth quarter of 2012, a decrease of $7.9 million from net income attributable to the Company of $7.5 million in the third quarter of 2012. This decrease was primarily due to the increase in sales and marketing expenses. Diluted loss per common share was $0.02, up $0.49 from diluted loss per common share of $0.51 in the fourth quarter of 2011.

Full Year Ended December 31, 2012 Financial Highlights:

Sales decreased approximately $25.1 million, or 8.6%, from approximately $292.9 million during 2011 to approximately $267.9 million during 2012. This decrease was primarily attributable to a decrease of sales of raw milk powder and soybean powder, offset by an increase in sales of infant milk powder, the Company’s new packed milk product, and other products. Full-year 2012 sales of our higher-margin milk powder products increased by approximately $30.9 million, or 14.2%, from approximately $217.5 million in 2011 to approximately $248.4 million in 2012, as the quantity sold increased by approximately 3.6%. This shift in product mix reflects our improved sales of our premium products, namely our Astro Baby series and Feifan series, and our efforts to expand market share for premium products during 2012. Gross profit increased approximately $26.4 million, or 23.5%, to $138.7 million during 2012 from $112.3 million in 2011. Gross margin for 2012 was 51.8%, compared to 38.3% during 2011. This increase was primarily attributable to increased sales of high end milk powder, which has a relatively high gross profit margin, and a decrease in the sales of raw milk powder, which has a relatively low gross profit margin. We plan to continue our efforts to expand our sales of higher margin products and strengthen our premium quality brand awareness, enhance market recognition of our secured raw milk sources, and improve the efficiency of our distribution network. Income from continuing operations was $18.4 million during 2012, up $8.8 million, or 91.7%, compared to $9.6 million in 2011. Net income attributable to the Company for the year ended December 31, 2012 increased to $21.2 million from a loss of $1.2 million in 2011.

As of December 31, 2012, the Company had cash and cash equivalents of $40.4 million and total current assets of $234.7 million, compared with cash and cash equivalents of $15.4 million and total current assets of $200.5 million as of December 31, 2011.

About Feihe International, Inc.

Feihe International, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, packed milk and soybean, rice and walnut products in the People’s Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Gannan, Longjiang, Shanxi. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, five production facilities with an aggregate milk powder production capacity of approximately 2,020 tons per day and an extensive distribution network that reaches over 100,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT

In the U.S.: renyi@feihe.com

In China: Renee Ren
86-10-8457-4688 x8810
renyi@feihe.com